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                              MONTGOMERY SECURITIES
                              600 MONTGOMERY STREET
                             SAN FRANCISCO, CA 94111

                                  July 9, 1997

To:  Brokers, Dealers, Commercial Banks, Trust Companies
     Other Nominees:

     We are acting as Dealer Manager, on behalf of Uno Restaurant Corporation, a Delaware Corporation (the "Company"), in connection with its Offer to Purchase for cash up to 1,000,000 shares of its Common Stock, $.01 par value per share (the "Common Stock" or the "Shares") at a price (in multiples of $0.125), not in excess of $7.50 nor less than $6.00 per Share specified by the tendering stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 12, 1997, and in the related Letter of Transmittal (which together constitute the "Offer") and which we previously delivered to you for distribution to your clients for whom you hold Shares registered in your name (or in the name of your nominee).

     The Company has amended the Offer to add as a condition that the purchase by the Company of 1,000,000 Shares (or such lesser number of Shares as are properly tendered at or below the Purchase Price) does not reduce the total number of record holders of Shares to less than 300. In connection with this condition of the Offer, the Company has also extended the Offer, Proration Period and Withdrawal Rights until 5:00 P.M. New York City Time on July 25, 1997, unless the Offer, as amended, is further extended. The amendments are more fully described in the copies of the Amendment which are enclosed.

     We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Amendment to their attention as promptly as possible. We have enclosed for your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, copies of the Amendment and a letter dated July 9, 1997 from Aaron D. Spencer, Chairman of the Company, and Craig S. Miller, Chief Executive Officer of the Company, to the Company's stockholders.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED UNTIL 5:00 P.M. NEW YORK CITY TIME ON JULY 25, 1997, UNLESS THE OFFER, AS AMENDED, IS FURTHER EXTENDED.

     Any questions or requests for assistance or additional copies of the Amendment, Offer to Purchase, and the Letter of Transmittal may be directed to the Dealer Manager, Montgomery Securities, telephone 1-888-221-2656 or to the Information Agent, ChaseMellon Shareholder Services L.L.C., telephone 1-888-224-2745.

                                         Very truly yours,


                                         MONTGOMERY SECURITIES


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NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE
AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN.
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